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                                 [LETTERHEAD]



                                        March 27, 1998



Ms. Maralyn F. Heckman
President
Cerro Gordo Building & Loan S.B.
229 East South Street
Cerro Gordo, ILL 61818


Dear Ms. Heckman:

     JMP Financial, Inc. ("JMP") is pleased to present this Agreement to Cerro Gordo (the "Bank" or "Cerro Gordo") to act as appraiser in its mutual-to-stock conversion and to prepare a business plan for the Bank in accordance with state and federal regulations. JMP is pleased to have the opportunity to associate itself with Cerro Gordo and believes that it is uniquely suited to serve the needs of Cerro Gordo.

SERVICES PROVIDED

     JMP Financial will provide an initial appraisal of the fair market value of Cerro Gordo and will update this appraisal as required by Cerro Gordo or its regulators according to the terms of this agreement.
     JMP Financial will also prepare a business plan for Cerro Gordo in compliance with federal regulations for filing with its application for conversion.

FEES

     JMP's fees for the initial appraisal and for the business plan will be $12,500. Cerro Gordo shall also reimburse JMP for JMP's reasonable expenses as they are accrued.
     Fees shall be payable according to the following schedule:
-    Upon execution of this Agreement      --   $5,000
-    Upon filing of the Appraisal          --   $2,500
-    Upon filing of the Business Plan      --   $2,500
-    Upon the earlier of closing of conversion to stock form or one year after
     execution of this Agreement           -- All remaining fees and expenses.

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Page Two
Ms. Heckman
March 27, 1998

     Cerro Gordo agrees to pay to JMP a fee of $1750 for each written opinion or update required by the Bank or its regulators on behalf of the Bank pursuant to its mutual-to-stock conversion and performed by JMP after the filing of the original appraisal, but not including the final "bring-down" letter to the FDIC.

INDEMNIFICATION

     The Bank agrees to indemnify and hold harmless JMP and each of its officers, directors, employees and agents, and each person who controls JMP within the meaning of Section 15 of the Securities Act of 1933, against any and all loss, claim, damage, liability and expense (including reasonable attorney's fees) arising in connection with the performance of JMP's responsibilities thereunder, including any litigation arising from this Agreement or involving the subject matter hereof. Provided, however, that the Bank shall have no liability to JMP to the extent that any loss, claim, damage liability, or expense is found by a court of proper jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of JMP or any of its agents. Further, JMP shall notify the Bank promptly of the assertion of any claim against its in connection with the he performance of JMP's responsibilities in connection with the he conversion of the Bank from mutual-to-stock form or arising under this Agreement or involving the subject matter hereof. The Bank agrees that the indemnification and reimbursement commitment set forth in this agreement shall apply upon written notice to the Bank and regardless of whether JMP is a formal party to any such lawsuits or other proceedings; that JMP is entitled to separate counsel of its choice in connection with any of the matters to which such commitment relate; and that such commitments shall extend upon the same terms set forth in this agreement, to any controlling person, director, officer, employee or agent of JMP and shall survive any termination of this Agreement.

CONFIDENTIALITY

     As part of this Agreement JMP agrees to hold all information provided by the Bank and to conduct all discussions with others in the strictest confidence possible in keeping with the performance of its services contemplated hereby.

RELIANCE UPON INFORMATION PROVIDED BY CERRO GORDO

     Cerro Gordo understands that all analysis, opinions, conclusions and recommendations which are to be proffered by JMP will rely on the accuracy of information from and representations made by the bank and its employees and officers and that presentation of the business plan will require the Bank to provide JMP with historical and projected loan and deposit composition on a timely and complete basis.

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Page Three                       [LETTERHEAD]
Ms. Heckman
March 27, 1998

NOTICES

      All notices required or permitted hereunder shall be in writing and shall be deemed delivered when personally served, or, three days, after being deposited in the United States mail, registered or certified, return receipt requested, as addressed as follows:

                              IF TO JMP FINANCIAL, INC.
                                 JMP Financial, Inc.
                                   753 Grand Marais
                            Grosse Pointe Park, Mi. 48230
                              Attn:  Mr. John M. Palffy

                             IF TO CERRO GORDO BANK, SSB
                           Cerro Gordo Building & Loan s.b.
                        229 East South Street - P. O. Box 680
                                Cerro Gordo, ILL 61818
                               Mrs. Maralyn F. Heckman

COMPLETE AGREEMENT

     This Agreement sets forth the entire understanding among the parties as to the subject matter hereof and supersedes any other understanding or arrangement, written or oral, express or implied, between the parties.

EFFECTIVENESS OF AGREEMENT - SEPARABILITY

     If any provision of this Agreement is held to be void, unenforceable, unlawful or invalid, all of the other provisions hereof nevertheless continue in full force and effect as if such void, unenforceable, unlawful or invalid provisions were omitted. If any provision hereof shall be held to be void, unenforceable, or invalid by reason of the scope thereof, then such provision shall be construed and enforced to the extent of the fullest valid and enforceable scope thereof.

AMENDMENTS

     This Agreement may not be amended except by written instrument signed by an officer or all parties at the time of the amendment, any other attempted amendments or supplements shall have no force or effect.

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Page Four
Ms. Heckman
March 27, 1998

     We look forward to working with you and are prepared to proceed as soon as you deem it appropriate. If this Agreement meets with your approval please indicate so by executing below.

                                        Very truly yours,



                                        JMP FINANCIAL, INC.

                                        /s/ John Michael Palffy
                                        --------------------------------
                                            John Michael Palffy
                                            President



ACKNOWLEDGEMENT AND ACCEPTANCE
Cerro Gordo Bank SSB            Cerro Gordo Building and Loan, s.b.

By:   /s/ Maralyn F. Heckman
      --------------------------
          Maralyn F. Heckman

                                Its:  C.E.O. and Secretary-Treasurer